Exhibit 10.1

Command Security Corporation

512 Herndon Parkway

Herndon, VA 20170

December 23, 2014

Mr. Craig P. Coy

18436 Lanier Island Square

Leesburg, Virginia 20176

Re: Employment Agreement Extension

Dear Craig:

We refer to the Employment Agreement, dated as January 3, 2012, between Command Security Corporation (the “Company”) and you (the “Employment Agreement”). This letter agreement amends the Employment Agreement as follows:

1.	Extension of Term. The first sentence of Section 2 of the Employment Agreement is hereby amended and restated to read as follows in its entirety:

“The term of employment of the Executive by the Company hereunder (the “Term”) will commence as of the Effective Date and will end on the sixth anniversary of the Effective Date, unless further extended or sooner terminated as hereinafter provided.”

2.	Annual Bonus. Section 5(a)(ii) of the Employment Agreement is hereby amended and restated to read as follows in its entirety:

“The Executive will be eligible to be paid an annual bonus (the “Annual Bonus”) in respect of each fiscal year of the Company during which the Executive has been employed as Chief Executive Officer of the Company, except as otherwise provided in this Section 5(a)(ii). The maximum Annual Bonus for each year commencing with the fiscal year ending March 31, 2016 shall be an amount equal to 100% of the Executive’s Base Salary in respect of such fiscal year, and shall be paid to the Executive only if the Company has achieved the targets (the “Bonus Targets”) to be set forth in an executive bonus plan meeting the requirements set forth in Section 5(a)(iv) below (the “Bonus Plan”). If the Executive’s employment with the Company is terminated at any time after completing three fiscal quarters of service but prior to the end of the full fiscal year to which the Annual Bonus corresponds for any reason other than (x) for Cause or (y) upon his voluntary resignation (other than for Good Reason), and the Bonus Targets for the fiscal year in which his employment is so terminated have been achieved, the amount of the Annual Bonus to which Executive shall be entitled shall be reduced, pro rata, based on the number of months and days that the Executive was employed by the Company as Chief Executive Officer during such fiscal year compared to the entire fiscal year in which the related Bonus Targets have been met. Regardless of whether the Bonus Targets are met, the Executive shall not be entitled to any portion of the Annual Bonus with respect to any fiscal year during which (A) he was terminated for Cause, (B) he voluntarily resigned (other than for Good Reason) or (C) he served as Chief Executive Officer for less than three full fiscal quarters. The Annual Bonus (or any portion thereof, determined in accordance with the foregoing provisions) shall be paid on a date that is 60 days following the end of the applicable fiscal year during the Term (or on the next business day following such 60-day period) (the “Bonus Payment Date”).”

Exhibit 10.1

3.	Development of Bonus Plan. A new Section 5(a)(iv) is hereby added to the Employment Agreement and shall read as follows in its entirety:

“The Bonus Plan for the fiscal year ending March 31, 2016 and each fiscal year thereafter will be based on the achievement of Bonus Targets established in a budget approved by the Board prior to the commencement of the applicable fiscal year or within two months thereafter. The Bonus Plan for each such fiscal year: (i) shall contain specific Bonus Targets for minimum (threshold), target and maximum payouts, each of which shall be determined by the Board; (ii) shall be designed to align the interests of the Executive with the interests of shareholders; and (iii) shall be adopted by the Board no later than May 31 of the applicable fiscal year.”

4.	Termination.

(i)	Section 6(e)(B)(iii) of the Employment Agreement is hereby amended and restated to read as follows in its entirety:

“If such termination occurs during Year 4 or thereafter, and a Change in Control has not occurred within the one year period preceding such termination, the Company shall, consistent with past payroll practices, continue to pay the Executive his Base Salary for a period of one year following such termination; and”

(ii)	A new Section 6(e)(B)(iv) is hereby added to the Employment Agreement and shall read as follows in its entirety:

“If such termination occurs within one year following a Change in Control, the Company shall (1) consistent with past payroll practices, continue to pay the Executive his Base Salary for a period of one and one-half years following such termination and (2) pay the Executive 150% of the Bonus Amount (as defined in Section 6(e)(B)(v) below); provided, however, that the amounts payable pursuant to this Section 6(e)(B)(iv) shall not exceed 2.7% of the Market Capitalization (as defined in Section 6(e)(B)(vi) below) of the Company as of the date of the Change in Control; ”

(iii)	A new Section 6(e)(B)(v) is hereby added to the Employment Agreement and shall read as follows in its entirety:

“The “Bonus Amount” shall be the bonus that would be payable to the Executive in the year of termination of employment if his employment were not terminated and the Company achieved the level of performance at year end that the Company that would be expected based on its percentage of achievement on the date of termination. (By way of illustration, if employment is terminated at the end of the fourth month of the fiscal year, and the Company has achieved one-third of its performance targets through the date of termination, the Bonus Amount would be 100% of Base Salary); and”

(iv)	A new Section 6(e)(B)(vi) is hereby added to the Employment Agreement and shall read as follows in its entirety:

“The “Market Capitalization” of the Company as of the date of the Change in Control shall be dollar amount obtained by multiplying the closing price per share of the shares of common stock of the Company on the NYSE Market as of such date (or, if the common stock is not traded on the NYSE Market on such date, the principal exchange or other market on which the common stock is then traded) by the number of issued and outstanding shares of common stock (not including shares issuable upon the exercise of options or other rights to acquire common stock, whether or not vested).”

Exhibit 10.1

5.	Other Terms of the Employment Agreement Unaffected. All other terms of the Employment Agreement are unaffected by the amendment set forth above.

6.	Option Grant. Effective as of the date hereof, and contingent upon your entry into this letter agreement, the Company will grant to you an option to purchase up to 100,000 shares of the common stock of the Company (the “2015 Option”) pursuant to the terms of the option agreement attached hereto as Exhibit A (the “Option Agreement”) at a purchase per share equal to the closing price on the date of this letter agreement. Subject to the terms of the Option Agreement and Sections 7 and 8 below, the 2015 Option will vest in equal monthly increments on the third day of each month, beginning on February 3, 2015 and ending on January 3, 2016 (the “Vesting Date”).

7.	Option Terminates Upon Termination of Employment for any Reason if No Change in Control. Except as provided in Section 8 below, if your employment is terminated or you resign as an employee of the Company for any reason or for no reason, including, without limitation, upon your death or Disability (as defined in the Employment Agreement), then:

(i)	If such termination of employment occurs after the Vesting Date, the 2015 Option may be exercised for a period of 12 months following such termination or resignation and thereafter shall cease to be exercisable; and

(ii)	If the termination of employment occurs before the Vesting Date, the 2015 Option shall cease to vest and the unvested portion of the 2015 Option shall terminate, be null and void and may no longer be exercised. Any vested portion of the 2015 Option may be exercised for a period of 12 months following such termination or resignation and thereafter shall cease to be exercisable.

8.	Vesting upon Termination without Cause or Resignation for Good Reason Following a Change in Control. If, within 12 months following a Change in Control (as defined in the Employment Agreement), (A) your employment is terminated without Cause (as defined in the Employment Agreement) or (b) you resign for Good Reason (as defined in the Employment Agreement), the 2015 Option, if not already vested, shall become fully vested and may be exercised for a period of 12 months following such termination without Cause or resignation for Good Reason. Following the end of such 12-month period, the 2015 Option shall terminate, be null and void and may no longer be exercised.

[signature page follows]

Exhibit 10.1

If the foregoing is acceptable to you, please sign a duplicate copy of this letter agreement where indicated below and return such signed copy to the Company.

Very truly yours,
COMMAND SECURITY CORPORATION

By:	/s/ Thomas P. Kikis
Thomas P. Kikis
Chairman of the Board

Agreed and accepted

as of the date first above written

/s/ Craig P. Coy

Craig P. Coy